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                                                                   Exhibit 10.70

                        QUOTA SHARE RETROCESSION CONTRACT

                                    issued to

                             SCPIE INDEMNITY COMPANY
                 (an insurance company registered in California
               whose address is 1888 Century Park East, Suite 800,
                      Los Angeles, California, 90067-1712)

                      AMERICAN HEALTHCARE INDEMNITY COMPANY
          (an insurance company registered in Delaware whose address is
                       1888 Century Park East, Suite 800,
                      Los Angeles, California, 90067-1712)

                                       and

                 AMERICAN HEALTHCARE SPECIALTY INSURANCE COMPANY
          (an insurance company registered in Arkansas whose address is
                       1888 Century Park East, Suite 800,
                      Los Angeles, California, 90067-1712)

                          (collectively, the "Company")

                                       by

                           GOSHAWK REINSURANCE LIMITED
                    31 Church Street, Hamilton, Bermuda HM12
                                (the "Reinsurer")

                                    ARTICLE 1

DEFINITIONS AND INTERPRETATION

A. In this agreement the following words and expression shall have the following meanings unless the context requires otherwise:

     "Business Day" means a day (excluding Saturdays and Sundays) on which commercial banks generally are open in Los Angeles, California for the transaction of normal banking business;

     "Claim" means a claim made by or on behalf of the Insured against the Company pursuant to a Contract;

     "Contracts" means the contracts of reinsurance details of which are set out at schedule 1 excluding those contracts cancelled by the operation of paragraph D of Article 10 (Warranties, Exclusions of Contracts and Undertakings) and "Contract" means any or all of them as the context requires excluding, for the avoidance of doubt, any rewrites or additions beyond the current expiration dates of the Contracts;

     "Contract Attachment Date" means, with respect to each Contract, the date identified in the column entitled "Contract Attachment Date" on schedule 1;

     "Effective Date" means June 30, 2002;

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     "Estimated Percentage" means with respect to a Contract the percentage identified on schedule 1 under the column "Estimated Goshawk Percentage Share of Losses";

     "Execution Date" means the date of this agreement;

     "Guarantee" means the guarantee in the agreed terms to be given on the Execution Date by SCPIE Holdings Inc. in favour of the Reinsurer;

     "Insured" means the party (or parties) insured by the Company pursuant to a Contract;

     "Loss" means the total amount required to be paid by the Company pursuant to a Contract as a result of an individual Claim;

     "Loss Date" means in respect of a Loss the date on which that Loss was suffered by the Insured;

     "Opinion of Counsel" means an opinion of counsel addressed to the Reinsurer in the agreed terms, in relation to each entity comprising the Company and in relation to SCPIE Holdings Inc. opining on the good standing of each such entity as at the Execution Date;

     "Representative" means the person appointed pursuant to Article 18 (Company Representative);

     "Security Fund Agreement" means the agreement in the agreed terms referred to in Article 7.D to be entered into on the Execution Date by the Parties and a qualified custodian as defined by section 1104.9 of the California Insurance Code;

     "Transitional Services Agreement" means the agreement in the agreed terms relating to certain transitional services to be provided to the Reinsurer, to be entered into on the Execution Date by the Reinsurer and SCPIE Holdings Inc;

     "Trust Account" means the account with HSBC (being a qualified United States financial institution as defined by section 922.7 of the Californian Insurance Code) set up pursuant to the Trust Agreement;

     "Trust Agreement" means the agreement (governed by and subject to the insurance laws of the State of California) in the agreed terms to be entered into by the Parties and HSBC on the Execution Date; and

     "Warranties" means the warranties set out in schedule 3.

B.   In this agreement unless specified, reference to:

(a) "Company" means SCPIE Indemnity Company, American Healthcare Indemnity Company and American Healthcare Specialty Insurance Company all of them and each of them as the context admits;

(b) a document in the "agreed terms" is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each of the Reinsurer and the Company;

(c) "Party" means a Party to this agreement and includes its permitted assignees and/or the successors in title to substantially the whole of its undertaking;

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(d)  Articles, paragraphs or schedules are to Articles, paragraphs of Articles and schedules to this agreement. The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the recitals and the schedules;

(e)  the time of day is reference to time in Los Angeles, California;

(f)  "month" means a calendar month;

(g) words denoting the singular shall, except where the context otherwise requires, include the plural and vice versa;

(h) the headings in this agreement are for information only and shall be ignored in construing the same; and

(i)  "including" means including without limitation.

                                    ARTICLE 2

BUSINESS COVERED

A. Subject to the limitations and terms and conditions set out herein, the Company agrees to cede and the Reinsurer agrees to accept a 100% quota share of the Contracts on the basis that the Reinsurer shall indemnify the Company, pursuant to the terms and conditions of this agreement (including the adjustment provisions of Articles 10.B and 10.C), in respect of Losses except that:

     1. the Reinsurer shall not be liable for a Loss in relation to which the Loss Date, as reported to the Company by the Insured or otherwise determined pursuant to this Article 2, occurred on or before the relevant Contract Attachment Date except to the extent provided at paragraph A.2 of this Article;

     2. if no Loss Date has been reported to the Company by the Insured or otherwise determined pursuant to this Article 2, the Reinsurer shall be liable for its proportionate share of that Loss, such proportion being the Estimated Percentage in relation to the relevant Contract subject to adjustment pursuant to paragraph E of this Article.

B.   If:

     1. no Loss Date has been reported to the Company by the Insured(s) in respect of:

         (a) a Loss exceeding US$250,000; and/or

         (b) Losses arising under one or more Contracts attributable to the same event which in aggregate exceed US$250,000; and/or

     2. either the Company or the Reinsurer becomes aware (whether through the media or otherwise) of accident(s), casualty(ies), disaster(s) or loss occurrence(s) (major industry or otherwise) that have the potential to affect a Contract or Contracts and give rise to Losses hereunder in excess of US$250,000;

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     then the Company and the Reinsurer (who shall notify each other in respect of their awareness of potential for Losses described under paragraph B.2 of this Article) shall use their respective commercially reasonable best efforts to ascertain if the relevant Loss Date(s) for such Loss(es) occurred on or before the relevant Contract Attachment Date or after the relevant Contract Attachment Date.

C. If a Party considers at any time that a Loss Date (reported by an Insured or determined under paragraph B or otherwise) is incorrect then:

     1. it may notify the other Party in writing and shall set out at the same time its reasons in full for such disagreement specifying the date (so far as it is aware) which it considers is the Loss Date;

     2. after the giving of notice under paragraph C.1, the Parties shall use all reasonable endeavours to establish and agree the correct Loss Date;

     3. if the Parties do not reach agreement under paragraph C.2 within 15 days of the giving of notice under paragraph C.1, either Party may elect for the correct Loss Date to be determined by KPMG or if KPMG is unwilling to act, such independent firm of internationally recognised chartered accountants as KPMG nominates, that is willing to act. Any such firm (including KPMG) shall act as an expert in making any such determination which shall be final and binding on the Parties (in the absence of manifest error). The cost of the firm shall be borne by the Parties equally.

D. If the Loss Date is subsequently determined to be different to a Loss Date applied pursuant to paragraph A.1 in respect of a Loss or if the Parties believed that a Loss Date could not be determined and the Loss Date is subsequently reported by an Insured or otherwise determined, the Parties shall calculate the amount payable (if any) under paragraph A.1 using the revised Loss Date (in place, if relevant, of the original Loss Date) setting out such determination in the next report provided pursuant to paragraph A of Article 7 and account to each other in accordance with
     Article 7 on the basis of the revised Loss Date.

E. When, in respect of a Contract under which Loss(es) arose for which no Loss Date has been determined (without prejudice to paragraphs C and D of this Article), the ultimate Subject Reinsurance Premium (as defined in Article
     6) in respect of that Contract ("USRP") and the ultimate total premium ("UTP") received by the Company for that Contract can be finally determined the Estimated Percentage in respect of that Contract shall be substituted by the result of USRP divided by UTP ("Actual Percentage") and the Parties' proportionate share of the Loss(es) recalculated and the result set out in the report provided pursuant to paragraph A of Article 7 and the Parties shall account to each other in accordance with Article 7 on the basis of the recalculated proportionate share of the Loss(es) provided that:

     1. the first such recalculation shall be stated in the report for the month ended December 31, 2003 and if, in respect of a Contract, the USRP and/or UTP cannot be finally determined by December 31, 2003 the Parties shall calculate as at that date the best estimate for the USRP and UTP and apply the above calculation using such best estimate USRP and UTP as at December 31, 2003 as the USRP and UTP (subject to recalculation at December 31, 2007 pursuant to paragraph E.2) for that Contract; and

     2. the second and final such recalculation shall be stated in the report for the month ended December 31, 2007 and if, in respect of a Contract, the USRP and UTP cannot be finally determined by December 31, 2007 the Parties shall calculate as at that date the best

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         estimate for the USRP and UTP and apply the above calculation using such best estimate USRP and UTP as at December 31, 2007 as the final USRP and UTP for that Contract.

     For the purposes of this Article, the USRP for a Contract shall be calculated as (a) written premium from the relevant Contract Attachment Date plus (b) the best estimate, as at the relevant date (being December 31, 2003 under paragraph E.1 and December 31, 2007 under paragraph E.2), of any premium for that Contract that has yet to be recognised as written. The UTP for a Contract shall be calculated as (a) its USRP plus (b) the written premium on that Contract prior to and on the relevant Contract Attachment Date.

F. It is agreed that any adjustment pursuant to the paragraph D and E of this Article shall not bear interest except to the extent such adjustment has not been paid by the relevant Party pursuant to Article 7 on the due date and then interest shall be payable in accordance with Article 7.

                                    ARTICLE 3

TERM

Subject to the terms and conditions of this agreement (including Article 10 (Warranties, Exclusion of Contracts and Undertakings)) the liability of the Reinsurer hereunder shall commence with effect on the Execution Date and cease in respect of each Contract, upon the cessation of the liability of the Company in respect of that Contract.

                                    ARTICLE 4

EXCLUSIONS

The Reinsurer shall not be liable in respect of any Claim to the extent such Claim relates to:

     1. for the avoidance of doubt (without prejudice to the specific identification of Contracts the subject of this agreement), business classified by the Company as the Highlands Cut-Through, Kover Limited, K2 and K2+ programs and more specifically described as follows (a) the Cut-Through Endorsements issued pursuant to that Cut-Through/Guarantee Endorsement Agreement dated January 1, 2000, between Highlands Insurance Group, Inc. and American Healthcare Indemnity Company; (b) the Rights and Obligations of SCPIE Indemnity Company under Notes issued by Kover Limited pursuant to the terms of a Note Purchase Agreement between Hannover Ruckversicherungs Aktiengesellschaft and Citibank dated February 11, 1994 (and as amended by supplemental agreements dated December 31, 1997 and March 31, 2000); and (c) the Rights and Obligations of SCPIE Indemnity Company under letters of credit issued pursuant to a Master Swap Agreement dated as of November 22, 1996 between SCPIE Indemnity Company and Citibank, N.A. and an Amendment No. 1 to such Master Swap Agreement dated as of July 1, 1998 (K-2), and an Amendment date July 2001 (K-2+); and

     2.  the World Trade Center and associated events of September 11, 2001.

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                                    ARTICLE 5

NOTIFICATION, CO-OPERATION, EXPENSES AND RECOVERIES

A. Notwithstanding anything contained in this agreement to the contrary, it is a condition precedent to any liability of the Reinsurer under this agreement that:

     1. the Company shall inform the Reinsurer in writing of any fact, matter, event or circumstance which comes to its notice whereby it appears to the Company that payment is or may be required to be made in relation to a Contract, such information to be given promptly and in any event with five (5) Business Days of it coming to the attention of the Company;

     2. the Company shall co-operate with the Reinsurer (and its appointed representatives) in the investigation and assessment of any Loss and/or circumstances giving rise to a Claim and keep the Reinsurer fully informed of all material developments in relation thereto; and

     3. the Company shall do and procure the following to the extent requested by the Reinsurer:

     (a) consult with the Reinsurer in respect of all developments, actions, and decisions of the Company in respect of any Claim, suit or proceeding involving this reinsurance; and/or

     (b) afford the Reinsurer the opportunity to be associated with the Company, at the sole expense of the Reinsurer, in the defence or control of any Claim, suit or proceeding involving this reinsurance, and the Company and the Reinsurer shall co-operate in every respect in the defence of such Claim, suit or proceeding; and/or

     (c) consult with the Reinsurer as concerns the defence or control of any Claim, suit or proceeding involving this reinsurance so that the Company shall promptly and diligently take all such action as the Reinsurer may reasonably request including the institution of proceedings and the instructing of professional advisers approved by the Reinsurer to act on behalf of the Company to avoid, dispute, resist, compromise, defend or appeal against any Claim, suit or proceeding involving this reinsurance.

B. The Reinsurer will pay any extraordinary external claims expenses incurred by the Company in connection with the investigation and settlement of Claims (except to the extent such Claims are excluded pursuant to this agreement) and to pursuing and obtaining recoveries referred to at paragraph C of this Article, provided and to the extent the Reinsurer has consented in writing prior to such expenses being incurred.

C.   It is hereby agreed that:

     1. the Reinsurer will receive and benefit from all recoveries relating to the Contracts, whether or not through subrogation, in respect of all Losses attaching thereto which the Reinsurer is required to pay pursuant to this agreement;

     2.  the Company shall:

         (a) inform the Reinsurer in writing of any fact, matter, event or circumstance which comes to its notice whereby it appears to the Company that recovery may be made in relation to which the Reinsurer is or may be entitled to benefit under paragraph C1 of this Article;

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         (b) thereafter keep the Reinsurer fully informed of all material developments in relation thereto to use all reasonable endeavours to obtain such recovery;

         (c) not settle or compromise such recovery without the prior written consent of the Reinsurer; and

         (d) promptly and diligently take all such action as the Reinsurer may reasonably request in relation thereto including the institution of proceedings and instruction of professional advisers (subject to paragraph B of this Article).

D. This agreement shall protect the Company against liability for any Extra Contractual Obligations. "Extra Contractual Obligations" are defined as those liabilities of the Company to an Insured with respect to a Contract with that Insured arising as a result of an order by a court or a binding arbitrator that are not covered under any other provision of this agreement and which arise from the handling of any Claim (to the extent such Claim is not excluded under this agreement), such liabilities being as a result of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud (subject expressly to the proviso below) or bad faith in rejecting an offer of settlement or in the preparation of the defence or in the trial of any action against the Insured or in the preparation or prosecution of an appeal consequent upon such action. The date on which an Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster or loss occurrence and shall be regarded as a Loss for the purposes of this agreement. However, this clause shall not apply where the loss has been incurred due to the fraud of a member of the board of directors or a corporate officer of the Company acting individually or collectively on in collusion with any individual or corporation or any other organisation or party involved in the presentation, defence or settlement of any Claim covered hereunder.

                                    ARTICLE 6

PREMIUM AND OVERRIDE COMMISSION

A. In consideration for the assumption of its liabilities hereunder, the Company shall pay to the Reinsurer (the first such payment and subsequent payments being determined in accordance with Article 7 (Remittances)) an aggregate premium calculated as follows:

     1. all of the unearned premium as of the relevant Contract Attachment Date for each Contract collected by the Company pursuant to the Contracts and all of the written premium collected by the Company pursuant to the Contracts following the relevant Contract Attachment Date for each Contract less return premiums ("Subject Reinsurance Premium"); plus

     2. an amount equal to 14.343% of the Subject Reinsurance Premium ("Additional Premium");

     in aggregate the "Reinsurer's Premium Income" but subject to deduction and retention under paragraph B of this Article.

B. The payment under paragraph A.1 shall be subject to retention by the Company out of such Reinsurer's Premium Income of:

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     1.  the Company's third party acquisition costs relating to the Contracts comprising its broker commissions and Lloyd's costs; and

     2. an override commission equal to 1.5% of the Reinsurer's Premium Income less amounts deducted under paragraph B.1 of this Article until the earlier to occur of (a) 30 June 2003 and (b) both James Phair and Timothy Rivers ceasing to be employed by SCPIE Management Company; on which date the foregoing percentage of 1.5% shall reduce to 0.75%.

C. In addition as further consideration for the assumption of the Reinsurer's liabilities hereunder, any recoveries made by the Company with respect to the industry loss warranty policy relating to the Company's 2002 underwriting year with respect to a Contract on or after the relevant Contract Attachment Date shall inure to the benefit of the Reinsurer on a one hundred per cent basis (100%) and, at the Reinsurer's option, the Reinsurer may require and the Company shall use its commercially reasonable best efforts to procure, the novation (for consideration payable by the Reinsurer of not more than US$1) to the Reinsurer of the rights, obligations and benefits of the Company under such industry loss warranty policy provided that the Reinsurer shall ensure that to the extent any recoveries pursuant to such novated industry loss warranty policy relate to contracts or claims for which the Reinsurer is not liable pursuant to this agreement, such recoveries shall inure to the benefit of the Company.

                                    ARTICLE 7

REMITTANCES

A. By no later than 23 December 2002 and thereafter within 15 days following the end of each month, the Company shall provide to the Reinsurer a report summarising in respect of that ended month (and, for the first report, in respect of the longer period from the Effective Date to November 30, 2002):

     1. the Subject Reinsurance Premium collected ("Collected Subject Reinsurance Premium") which shall include any Subject Reinsurance Premium that is due to be paid to the Company but withheld as a result of security arrangements, to the extent such withheld premium is not treated as an asset of the Company which reduces the Reinsurer's Obligations (defined below at paragraph E) and therefore the value of the Trust Account required to be funded by the Reinsurer pursuant to paragraph E of this Article);

     2. the Subject Reinsurance Premium due but not collected other than by reason of being withheld as a result of security arrangements (which shall be subject to paragraph F of this Article);

     3.  the amounts provided for in Article 6.B;

     4. Losses paid (to the extent the Reinsurer is liable for such Losses hereunder);

     5. subrogation, salvage, or other recoveries to the extent due to the Reinsurer hereunder; and

     6.  adjustments due pursuant to paragraphs D and E of Article 2; and

     7. the balances due to either Party pursuant to this agreement, payable in accordance with paragraph B of this Article ("Net Balance").

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     Provided that, in respect of the first report (provided by no later than 23
     December 2002), the Collected Subject Reinsurance Premium shall comprise the collected Subject Reinsurance Premium as reflected on the Company's books as at September 30, 2002 plus the Company's best estimate of the collected Subject Reinsurance Premium for the period from and including October 1, 2002 to and including November 30, 2002. The reports following that first report shall state (as such information becomes available on the basis of the Company's usual and proper accounting and reporting practices) the actual Collected Subject Reinsurance Premium for that period and take into account the necessary adjustment (if any) in the balances due to either Party with, for the avoidance of doubt, the intention that the Company shall use its best efforts to ensure that its books and records and thus the reports provided pursuant to this Paragraph A reflect the correct position as soon as practicable.

B. Payment of the Net Balance shall be made in a currency determined in accordance with Article 14 (Currency) in accordance with the following provisions:

     1. payment in respect of the period following the Effective Date to November 30, 2002 shall be made by the Company on or before December 31, 2002;

     2. thereafter, payment shall be made monthly within 5 Business Days after the presentation to the Reinsurer of the report pursuant to paragraph A of this Article 7 (but, in any event, to the extent the Net Balance is payable to the Reinsurer or to the Trust Account, payment by the Company shall be due no later than 15 days plus 5 Business Days after the end of each month);

     3. if the Net Balance is owed to the Reinsurer, payment shall be made by the Company by deposit into the Trust Account on and subject to the terms of the Trust Agreement;

     4. if the Net Balance is owed to the Company, payment shall be made by the Company withdrawing such Net Balance due to it from the Trust Account (such withdrawal being made within the time limit at paragraph B.2 of this Article).

C. The Company shall pay the Additional Premium due on the Collected Subject Reinsurance Premium specified under paragraph A.1 of this Article to the Reinsurer directly on a monthly basis within 5 Business Days after the presentation to the Reinsurer of the report pursuant to paragraph A of this Article (but in any event no later than 15 days plus 5 Business Days after the end of each month).

D. The Company shall at all times maintain, at its option, either a letter of credit (rated AA or better) or cash collateral pursuant to the Security Fund Agreement to secure the payment of the Additional Premium payable during the term of this agreement to the extent such amount remains unpaid.

E. Within 15 days following the end of each calendar quarter, the Company shall furnish the Reinsurer with a report of the Reinsurer's Obligations (defined below). To the extent that the assets in the Trust Account (as shown by the report) are more than one hundred and two per cent. (102%) of the Reinsurer's Obligations, the Company shall pay to the Reinsurer from assets in the Trust Account within 5 Business Days following the presentation of the report to the Reinsurer an amount that results in the total remaining assets in the Trust Account being equal to one hundred and two per cent. (102%) of the Reinsurer's Obligations. To the extent that the assets in the Trust Account (as shown by the report) are less than one hundred and two per cent. (102%) of the Reinsurer's Obligations, the Reinsurer shall deposit assets into the Trust Account within 5 Business Days following the presentation of the report in an amount that results in the total assets

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     in the Trust Account being equal to one hundred and two per cent. (102%) of the Reinsurer's Obligations.

     For the purposes of this paragraph E and paragraph H.3 only, and no other purpose, the "Reinsurer's Obligations" shall be deemed to be its "Obligations" in accordance with such term as defined in section 8(d)(7)(D) of the California Insurance Department bulletin 97 - 5 as it applies to this agreement being:

     1. reserves for known outstanding Losses for which the Reinsurer is liable hereunder that have been reported to the Reinsurer including amounts relating thereto for which it is liable pursuant to Article 5;

     2. Losses and amounts under Article 5 for which the Reinsurer is liable hereunder, paid by the Company but not recovered from the Reinsurer;

     3. reserves for Losses incurred but not reported and loss adjustment expense relating thereto to the extent to which the Reinsurer would be liable hereunder; and

     4.  reserves for unearned Subject Reinsurance Premiums.

     provided, however, such amount shall be reduced by the amount of any admitted, non-investable assets that are carried on the books of the Company with respect to the Subject Reinsurance Premium, which reduction, for the avoidance of doubt, shall include uncollected Subject Reinsurance Premium, and provided that the undertaking of the Company at Article 10.F shall apply.

F. If an Insured under a Contract defaults in paying the Subject Reinsurance Premium to the Company, the Company shall not be liable to pay that Subject Reinsurance Premium to the Reinsurer unless and to the extent it receives such Subject Reinsurance Premium provided that the Company shall, and hereby undertakes to, use its commercially reasonable best efforts to obtain payment of such Subject Reinsurance Premium and consult with the Reinsurer in the same manner as specified at Article 5.A (which for the avoidance of doubt shall apply on the same basis as applies to a "Claim" under that Article 5.A).

G. The Reinsurer and the Company agree that the Trust Agreement shall include the following provisions:

     1. all of the assets deposited in the Trust Account shall be valued according to their current fair market value and shall consist solely of cash in United States dollars, certificates of deposit issued by a United States bank and payable in United States dollars, and investments permitted by section 922.5(a)(2) of the California Insurance Code or any combination of the above;

     2. investments in or issued by an entity controlling, controlled by or under common control with either the Company or the Reinsurer shall not exceed five per cent (5%) of total investments deposited in the Trust Account;

     3. while such assets are held in the Trust Account, the Reinsurer shall be credited with the investment income earned with respect to such assets.

     The Reinsurer and the Company further agree that the Company shall not terminate any asset management agreement from time to time applicable to the Trust Agreement or to the whole

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         or any part of the Trust Account save after the Company shall have given the Reinsurer prior notice of the Company's intention to terminate the same and a reasonable opportunity to consult with and make representations to the Company.

H. The Reinsurer and the Company hereby agree that the assets in the Trust Account may be drawn upon at any time, notwithstanding any other provision of this agreement, and be used by the Company or any successor by operation of law of the Company (including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company) for the following purposes, unless otherwise provided by the Trust Agreement:

         1. to pay or reimburse the Company for payment due from the Reinsurer pursuant to this agreement which has not been otherwise paid or for unearned Subject Reinsurance Premiums received into the Trust Account that are due to be repaid by the Company as return premium which have not otherwise been repaid by the Reinsurer; and

         2. to refund to the Reinsurer any sum pursuant to paragraphs E and I of this Article; and

         3. where the Company has received notification of termination of the Trust Account and where any of the Reinsurer's Obligations under this agreement remain unliquidated and undischarged ten
                (10) days prior to the termination date, to withdraw amounts equal to such Reinsurer's Obligations, to the extent that such Reinsurer's Obligations have not yet been funded by the Reinsurer, and deposit those amounts in a separate account, in the name of the Company in any qualified United States financial institution as defined by California Insurance Code 922.7 specified by the Reinsurer (or, in the absence of specification by the Reinsurer, an institution of similar financial and reputational standing as HSBC chosen by the Company) apart from its general assets, in trust on identical terms (save as varied by agreement between the Parties) to the Trust Agreement and the Trust Account for such uses and purposes specified in paragraphs
                H.1 and H.2 of this Article as may remain executory after withdrawal and for any period after the termination date;

         provided that the Company hereby agrees and undertakes that if the amount withdrawn by the Company is in excess of the actual amount permitted to be drawn by the Company pursuant to paragraph G.1 of the Article, without limiting any other rights and remedies of the Reinsurer, the Company shall immediately inform the Reinsurer in writing of such excess withdrawal and immediately return to the Trust Account the excess amount so withdrawn together with interest accrued at a rate of four per cent. (4%) above dollar LIBOR accruing daily from and including the date of the withdrawal to and excluding the actual date of repayment.

         All of the foregoing shall be applied without diminution in value because of the insolvency on the part of the Company or the Reinsurer.

I. Notwithstanding the foregoing on or after January 1, 2005 with respect to any liabilities for which the Company is able to obtain reinsurance credit in connection with its statutory financial statements in California and each other jurisdiction in which the Company is admitted to transact business without the security provided by the above-referenced Trust Account, the assets held in the Trust Account in reference to such liabilities and any related investment income thereon shall be immediately released to the Reinsurer subject to applicable law and thereafter for the avoidance of doubt payment pursuant to paragraph B.3 in respect of Subject Reinsurance Premium related to such liabilities shall be made directly by the Company to the Reinsurer and payment pursuant to paragraph B.4 in respect of Losses related to such liabilities shall be made directly by the Reinsurer to the Company.

J. If a Party fails to pay to the other Party any amount under this Article on the due date, without prejudice to any other rights and remedies of such Party, it is hereby agreed such overdue amount shall bear interest at a rate of four per cent. (4%) above dollar LIBOR accruing daily from and including the due date for payment to and excluding the actual date of payment.

K. Each party (at its own cost) shall provide the other with such other information as may be reasonably required by such part for completion of its annual statements and any other financial or regulatory filings.

                                    ARTICLE 8

COMPANY'S COMMISSION

A. In this Article:

         1. "Net Ultimate Combined Ratio" means (i) the aggregate ultimate incurred Loss plus aggregate amounts retained by the Company under paragraph B of Article 6 divided by (ii) the Aggregate Subject Reinsurance Premium.

         2. "Aggregate Subject Reinsurance Premium" means the ultimate aggregate Subject Reinsurance Premium received by the Company less, for the avoidance of doubt, return premiums.

B. If the Net Ultimate Combined Ratio is equal to or less than 1.00 the Reinsurer shall pay to the Company an amount equal to:

         0.5 x Aggregate Subject Reinsurance Premium x (1.00 - Net Ultimate Combined Ratio)

         the result being the "Commission".

C. Until the Commission can be finally determined, the Company shall be entitled to receive payment on account in respect of its Commission (subject to adjustment) as follows:

         1. Within one month following June 30, 2007, the Company shall provide to the Reinsurer a report calculating the estimated Commission and for this purpose the Net Ultimate Combined Ratio shall be calculated on the basis of the aggregate paid or payable Losses, case reserves and IBNR reserves (calculated on a basis consistent with the then current accounting and actuarial policies of the Company) to and including June 30, 2007.

         2. The Reinsurer shall pay to the Company within 30 days of receipt by the Reinsurer of the report an on account amount (if any) equal to the estimated Commission calculated under paragraph 1 above.

         3. Within 30 days of each anniversary of 30 June, 2007 thereafter the Company shall provide to the Reinsurer a report prepared in accordance with the provisions at paragraph 1 above up to and including the date of the relevant anniversary date adjusting as necessary the estimated Commission.

         4. Within 30 days of the date of receipt by the Reinsurer of the report the Reinsurer shall pay to the Company or, as applicable, the Company shall repay to the Reinsurer such amount as is required to ensure that the Company has received on account estimated Commission calculated pursuant to the most recent report.

         5. When the Net Ultimate Combined Ratio and Aggregate Subject Reinsurance Premium can be finally determined, the Company shall as soon as practicable thereafter prepare a final report setting out the amount of the Commission and the Reinsurer shall pay to the Company or, as applicable, the Company shall repay to the Reinsurer such amount as is required to ensure that the Company has received pursuant to this Article 8 an amount equal to the Commission as finally determined.

         6. The Reinsurer may notify the Company, no later than 20 days following receipt of a report pursuant to paragraph C of this Article, if it disagrees with that report and shall at the same time set out in writing its reasons in full for such disagreement and specify the adjustments which, in its opinion, should be made to the Commission figure specified in the report in order to comply with the requirements of this agreement. Thereafter the Company and the Reinsurer shall use all reasonable endeavours to meet and discuss the objections of the Reinsurer and to reach agreement upon the adjustments (if any) required to be made to the Commission figure specified in the report. If the Company and the Reinsurer do not reach agreement within a further 20 days of the notice from the Reinsurer, the Reinsurer may elect for the report to be audited (and the Commission figure adjusted to reflect the audited figures in the report) by KPMG or, if KPMG is unwilling to act, such independent firm of internationally recognised chartered accountants as KPMG nominates, that is willing to act. Any such firm (including KPMG) shall act as an expert in making any such determination which shall be final and binding on the parties (in the absence of manifest error). The costs of the firm shall be borne by the Reinsurer as a result of the audit except that the Company shall bear those costs if the Commission amount is adjusted by 15% or more from the amount originally specified by the Company in the report.

         7. For the avoidance of doubt, to the extent the Company shall be required pursuant to paragraphs C.4 and/or C.5 of this Article to repay to the Reinsurer amounts received on account of its Commission, such repayment shall not exceed the aggregate amount of Commission received by the Company pursuant to this Article.

                                    ARTICLE 9

REPORTS

The Company shall provide to the Reinsurer within 15 days of the end of each month, a report in the format, and containing such information specified, as set out at schedule 2. The parties agree and acknowledge that the content of the report may be amended from time to time by mutual consent, which consent shall not be unreasonably withheld.

                                   ARTICLE 10

WARRANTIES, EXCLUSION OF CONTRACTS AND UNDERTAKINGS

A. The Company hereby represents and warrants to the Reinsurer in the terms of the Warranties. The Company's representations and warranty in respect of each of the Warranties at paragraphs 1 and 3 to 7 of schedule 3 shall be deemed to be repeated continually throughout the term of this agreement. The Company undertakes to the Reinsurer that it will disclose forthwith in writing to the Reinsurer any matter which becomes known to it which is inconsistent with any of the Warranties. Without restricting the rights of the Reinsurer or the ability of the Reinsurer to claim damages on any basis available to it, if the Company is in breach of any of the Warranties or any other term of this agreement the Company shall pay to the Reinsurer on demand as damages the amount necessary on a full indemnity basis to put the Reinsurer into the position which would have existed if the said Warranties or other term of this agreement had not been breached, together with all costs and expenses incurred by the Reinsurer as a result of such breach.

B. If the aggregate of the premium amounts under the column at schedule 1 headed "Estimate of Premium Before Loading" being US$ 192,068,178, is incorrect such that the actual aggregate premium received or receivable by the Reinsurer hereunder in respect of the Contracts pursuant to
         Article 6A.1 ("Actual Premium Before Loading") is 10% or more greater than US$ 192,068,178 then the Reinsurer may at any time elect by notice to the Company to cede back to the Company (or not accept) amounts equal to the Excess Percentage (as defined below) of the premium in respect of a Relevant Contract (as defined below) together with a proportion of the Losses for which the Reinsurer is liable hereunder in respect of that Relevant Contract equal to the Excess Percentage, such notice(s) to be given at the Reinsurer's discretion in respect of any or all of the Relevant Contracts.

         For the purpose of this Article 10.B the following shall apply:

         "the Excess Percentage" shall be the amount by which the Actual Premium Before Loading exceeds the "Estimate of Premium Before Loading" stated for each Contract at schedule 1, expressed as a percentage of that "Estimate of Premium Before Loading", minus:

         (a) 15%, in respect of Contracts for which the Estimate of Premium Before Loading is less than US$ 5,000,000;

         (b) 10%, in respect of Contracts for which the Estimate of Premium Before Loading is US$ 5,000,000 or more but less than US$ 10,000,000;

         (c) 5%, in respect of Contracts for which the Estimate of Premium Before Loading is US$ 10,000,000 or more;

         and each Contract for which the Excess Percentage is greater than zero shall be a "Relevant Contract".

C. If the premium weighted actual expense ratio for all the Contracts (including the override commission pursuant to Article 6B.2) is 30% or more then the Reinsurer may at any time elect by notice to the Company to cap the expense ratio for which it is liable hereunder in respect of a Contract in the amount of the Capped Expense Ratio (defined below) such notice(s) to be given at the Reinsurer's discretion in respect of any or all of the Contracts.

         For the purpose of this Article 10.C the following shall apply:

         the "Capped Expense Ratio" for each Contract shall be:

         (a) 1.15 multiplied by the relevant estimated expense ratio under the column at schedule 1 headed "Estimated Expense Ratio excluding 1.5%" ("Estimated Expense Ratio"), in respect of Contracts for which the Estimate of Premium Before Loading is less than US5,000,000;

         (b) 1.1 multiplied by the relevant Estimated Expense Ratio in respect of Contracts for which the Estimate for Premium Before Loading is US$5,000,000 or more but less than US$10,000,000;

         (c) 1.05 multiplied by the relevant Estimated Expense Ratio in respect of Contracts for which the Estimate of Premium Before Loading is US$10,000,000 or more.

D. Without prejudice to any other remedies available to the Reinsurer, if the Company (or its conservator, liquidator or statutory successor) fails to pay any amount due to the Reinsurer pursuant to Article 7 (whether due directly or to the Trust Account) and fails to remedy such failure within twenty (20) Business Days of the Reinsurer giving notice to the Company (or its conservator, liquidator or statutory successor if relevant) of its intention to exercise its rights under this
         Article:

         1. on expiry of such notice each Contract in relation to which the Company has failed to pay an amount due pursuant to Article 7 and not rectified such failure within the notice period shall be deemed cancelled as a Contract reinsured by the Reinsurer pursuant to this agreement with effect from the date of the failure by the Company so to pay in respect of that Contract; and

         2. the Company shall promptly account to the Reinsurer in respect of any Losses paid by the Reinsurer in respect of the period on and following such date of failure (and the Reinsurer shall account to the Company in respect of any amount of Reinsurer's Premium Income received by the Reinsurer (directly or to the Trust Account) to the extent earned or unearned for the period on and following the date of failure).

E. The Company and the Reinsurer hereby undertake for the duration of this agreement:

         1. at all times to comply with all laws, rules and regulations applicable to each of them; and

         2. to notify the other immediately in writing of any material adverse change in any of their respective businesses, assets or condition (financial or otherwise).

F. The Company hereunder undertakes to the Reinsurer that for the purposes of preparing the statements on Reinsurer's Obligations pursuant to
         Article 7.D such statements shall be prepared on the same bases and adopting the same reserving practices and using the same reserving principles as such bases, practices and principles have been used by the Company, and reflected in the financial statements of the Company, for the preceding 3 financial years provided that, such bases, practices and principles may be modified to the extent necessary to conform to statutory accounting principles acceptable to the Commissioner of Insurance in the State of California at the time of preparation.

                                   ARTICLE 11

OFFSET

The Reinsurer and the Company may offset any balance or amount due from the other Party under this agreement. This provision shall not be affected by the insolvency of any Party (including each entity constituting the Company) to this agreement.

                                   ARTICLE 12

ORIGINAL CONDITIONS

All reinsurance under this agreement shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Contracts excluding modifications and alterations to any Contract after the Execution Date made without the prior consent of the Reinsurer.

                                   ARTICLE 13

NO THIRD PARTY RIGHTS

Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favour of any third party or any persons not parties to this agreement.

                                   ARTICLE 14

CURRENCY

A. Where the word "Dollars" and/or the sign "$" appear in this agreement, they shall mean United States Dollars.

B. All accounts under this agreement shall be kept in United States Dollars. For purposes of this agreement and the Contracts, all receipts of Subject Reinsurance Premium and all payments of Losses by the Company in currencies other than United States Dollars shall be converted to United States Dollars at the prevailing rate of exchange on the date of such receipt or payment, as appropriate.

                                   ARTICLE 15

FEDERAL EXCISE TAX

A. This Article applies if the Reinsurer is not exempt from the Federal Excise Tax.

B. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the percentage specified by United States law of the premium payable hereon to the extent such premium is subject to Federal Excise Tax.

C. In the event of any return of premium becoming due hereunder, the Reinsurer shall deduct the percentage specified by United States law from the amount of the return and the Company or its agent should take steps to recover the Tax from the United States Government.

                                   ARTICLE 16

ACCESS TO RECORDS

A. The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect, through its authorised representatives, (including arranging for an audit) all books, records and papers of the Company in connection with this reinsurance hereunder or the subject matter thereof.

B. The Reinsurer shall be afforded the opportunity at any time during the term of this agreement, at its own expense to appoint an agent of its own choice to assess the Company's claims procedures who shall report to the Reinsurer the results of such.

                                   ARTICLE 17

CONFIDENTIALITY

A. This agreement and the pre-agreement documentation may contain confidential or proprietary information of either party to this agreement. All Parties shall maintain the confidentiality of this information and shall not disclose these to any third party without the other Party's approval.

B. Notwithstanding the above, any party may disclose such information without further approval from the other Party in answer to interrogations, subpoenas or other legal/arbitration process as well as to the Company's reinsurance intermediary hereon, the Reinsurer's retrocessionaires or in response to requests by governmental and regulatory agencies. In addition the Parties may disclose such information to their accountants and outside legal counsel as may be necessary, as well to the extent required by law or the regulations of the London Stock Exchange plc or the Listing Rules of the UK Listing Authority or by the rules and requirements of the U.S. Securities and Exchange Commission or any other regulatory body.

                                   ARTICLE 18

COMPANY REPRESENTATIVE

A. For the purpose of this agreement the Company has appointed the President of SCPIE Indemnity Company as its representative ("Representative") and the Reinsurer shall be entitled to deal with the Representative and assume its decisions and actions are binding on each of the entities constituting the Company and shall not be required to make further enquiries. Receipt by SCPIE Indemnity Company of any monies payable by the Reinsurer to the Company shall be a good discharge of the obligation of the Reinsurer to pay such monies and the Reinsurer shall not be required to see the application of monies to the relevant entities comprising the Company.

B. If the Company (or in the event of its insolvency, its conservator, liquidator or statutory successor) wishes to replace the Representative, the Company shall notify the Reinsurer in accordance with Article 19 (Notice) stating the person who, subject to the consent of the Reinsurer, is to act as Representative for the purposes of this agreement and such person shall be deemed to be the Representative with effect from the date the consent of the Reinsurer is notified to the Company (by notice to that replacement Representative).

                                   ARTICLE 19

NOTICE

A. Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by facsimile or prepaid airmail post or courier:

         In the case of the Company to the Representative at:
         SCPIE Indemnity Company
         1888 Century Park East, Suite 800
         Los Angeles, California 90067
         Fax: (310) 551-5924
         Attention: President

         In the case of the Reinsurer to:
         GoshawK Reinsurance Limited at its office given above
         Fax: 00 1 441 295 4750
         Attention: Chief Executive Officer

         With a copy to:

         GoshawK Insurance Holdings plc
         38 St Mary Axe
         London EC3A 8EX
         Fax: (00 44) (0)207 929 7299
         Attention: Andrew Gammell

         and shall be deemed to have been duly given or made as follows:

         (a) if personally delivered, upon delivery at the address of the relevant Party;

         (b) if sent by airmail, five Business Days after the date of posting;

         (c) if sent by facsimile, on receipt of confirmation that the fax has been received by the number to which it was sent;

         provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day (such times being times in Los Angeles, California).

B.       The deemed service provisions set out above do not apply to:

         (a) a notice served by airmail, if there is a national or local suspension, curtailment or disruption of postal services which affects the collection or delivery of the notice or is such that the notice cannot reasonably be expected to be delivered within 48 hours or 96 hours (as appropriate) after posting; and

         (b) a notice served by facsimile, if, before the time at which the notice would otherwise be deemed to have been served, the receiving Party informs the sending Party that the notice has been received in a form which is unclear in any material respect.

         In proving service it will be sufficient to prove:

         (a) in the case of personal service, that it was handed to the Party or delivered to or left in an appropriate place for receipt of letters at its address;

         (b) in the case of a letter sent by airmail, that the letter was properly addressed, stamped and posted; and

         (c) in the case of facsimile, that it was properly addressed and despatched to the number of the Party.

C. A Party may notify the other Party to this agreement of a change to its name, relevant addressee, address or facsimile number provided that such notification shall only be effective on:

         (a) the date specified in the notification as the date on which the change is to take place; or

         (b) if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date falling 5 Business Days after notice of any such change has been given.

                                   ARTICLE 20

WAIVER AND AMENDMENT

A. A waiver of any term, provision or condition of, or consent granted under this agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

B. No failure or delay on the part of any Party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

C. This agreement may be varied only by a document signed by all Parties and expressly incorporating the terms of this agreement as varied into that document.

D. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

                                   ARTICLE 21

NO PARTNERSHIP

Nothing in this agreement and no action taken by the Parties pursuant to this agreement shall constitute, or be deemed to constitute, the Parties a partnership or similar co-operative entity.

                                   ARTICLE 22

NO ASSIGNMENT

No Party shall, without the prior written consent of the other, assign, transfer or declare a trust (save as provided in the Trust Deed and Security Fund Agreement) of the benefit of all or any of its obligations under this agreement, or any benefit arising under or out of this agreement, or delegate any of its obligations under this agreement or subcontract their provision to any third party save as provided herein (in respect of which it shall remain responsible for the proper performance of any such obligations).

                                   ARTICLE 23

INSOLVENCY

In the event of insolvency and the appointment of a conservator, liquidator, or statutory successor of the Company, the portion of any risk or obligation assumed by the Reinsurer hereunder shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the Company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any Claims. Payment by the Reinsurer as set forth in this Article shall be made directly to the Company or to its conservator, liquidator or statutory successor except where the contract of insurance or reinsurance specifically provides another payee in the event of insolvency of the Company.

The conservator, liquidator, or statutory successor of the Company shall give written notice of the pendency of a claim against the Company indicating the relevant Contract, within a reasonable time after such claim is filed and the Reinsurer may interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defence or defences which it may deem available to the Company or its conservator, liquidator, or statutory successor. The expense thus incurred by the Reinsurer shall be payable subject to court approval out of the estate of the insolvent Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Company in conservation or liquidation, solely as a result of the defence undertaken by the Reinsurer.

This Article shall apply to each entity constituting the Company on a separate basis.

                                   ARTICLE 24

ARBITRATION

A. As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested.

B. One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days' notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C. Except as expressly stated in this Article, the arbitration proceedings shall be governed by the rules of the International Chamber of Commerce in England.

D. All arbitrators shall be disinterested active or former executive officers of insurance or reinsurance companies or Underwriters at Lloyd's, London.

E. Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

F. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence Unless the panel agrees otherwise, arbitration shall take place in London, England, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of New York (except for the provisions thereof related to punitive or exemplary damages or awards and conflicts of laws). The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

G. The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business within 60 days following the termination of the hearings. Judgment upon the award may be entered in a court having jurisdiction thereof.

H. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law.

                                   ARTICLE 25

SERVICE OF SUIT

         Without prejudice to any other permitted mode of service the Parties agree that service of process shall be duly served upon if delivered personally or sent by registered post, in the case of:

         1. the Reinsurer to 31 Church Street, Hamilton, Bermuda, HM12 (marked for the attention of the Chief Executive Officer); and

         2. the Company to SCPIE Indemnity Company, 1888 Century Park East, Suite 800, Los Angeles, California 90067 (marked for the attention of the President);

         or such other person and address in relation to a Party as that Party shall notify the other in writing from time to time.

                                   ARTICLE 26

MODE OF EXECUTION

A.       This agreement may be executed by:

         1.     an original written ink signature of paper documents;

         2. an exchange of facsimile copies showing the original written ink signature of paper documents;

         3. electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person's handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B. The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this agreement. This agreement may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

                                   ARTICLE 27

SURVIVAL

Articles 17 (Confidentiality), 24 (Arbitration), 25 (Service of Suit), 26 (Mode of Execution) and 27 (Survival) shall survive the commutation or termination of this agreement.

                                   ARTICLE 28

CONDITIONS PRECEDENT

Notwithstanding anything in this agreement to the contrary, it is a condition precedent to any liability of the Reinsurer under this agreement that on the Execution Date, the Company shall deliver or cause to be delivered to the Reinsurer the Opinion of Counsel and the Guarantee, and each of the Company and the Reinsurer shall deliver or cause to be delivered to the other party the Security Fund Agreement, the Transitional Services Agreement and the Trust Agreement in each case duly executed by all parties thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their duly authorised representatives this 18th day of December, in the year of 2002.


/s/ Donald J. Zuk, President
---------------------------------
For and on behalf of
SCPIE INDEMNITY COMPANY


/s/ Donald J. Zuk, President
---------------------------------
For and on behalf of
AMERICAN HEALTHCARE INDEMNITY COMPANY


/s/ Donald J. Zuk, President
---------------------------------
For and on behalf of
AMERICAN HEALTHCARE SPECIALTY INSURANCE COMPANY


/s/ Jonathan Beck   /s/ J. Kemp
---------------------------------
For and on behalf of
GOSHAWK REINSURANCE LIMITED

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                                   SCHEDULE 1

                                    CONTRACTS


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                                   SCHEDULE 2

                             FORM OF MONTHLY REPORTS


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                                   SCHEDULE 3

                                   WARRANTIES

For the purpose of this schedule Company means each of the entities comprising the Company provided that each such entity only warrants in respect of the Warranties at paragraphs 2 to 7 as they apply to it and the Contracts issued by it and not in respect of the other entities comprising the Company.

Any Warranty expressed to be given "to the best of the Company's knowledge and belief" shall not be qualified in the manner stated unless the Company establishes it has made all reasonable enquiries of its directors, employees and professional advisers (including its accountants and actuaries) and relevant third parties to establish the truth and accuracy of that Warranty.

The Company shall be under no liability in respect of a claim under any of the Warranties at paragraphs 4, 5 and 6 of this schedule 3 unless and until the liability of the Company in respect of that claim when aggregated with the liability of the Company in respect of all other such claims under paragraphs 4, 5 and 6 of this schedule 3 shall exceed US$100,000 (and then the Reinsurer shall be entitled to recover all and not just the excess).

1.       COMPANY'S CAPACITY

1.1      Authorisations

         The Company has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement, the Security Fund Agreement and the Trust Agreement.

1.2      Proper Execution

         The Company's obligations under this agreement, the Security Fund Agreement and the Trust Agreement are enforceable in accordance with their terms.

2.       CONTRACTS

2.1      Validity of Contracts

         (a) The Company has no knowledge of the invalidity of, or a ground for termination, avoidance or repudiation of, any Contract. No party to a Contract has given notice of its intention to terminate. The Company has not sought to repudiate or disclaim any Contract and to the best of the Company's knowledge and belief the other party to any Contract has not sought to repudiate or disclaim that Contract.

         (b) The Company is not in material breach of a Contract and no matter exists which might give rise to such breach by the Company and to the best of the Company's knowledge and belief the other party to any Contract is not in material breach of the Contract and no matter exists which might give rise to such breach by the other party.

2.2      In respect of the particulars of each of the Contracts set out at schedule 1:

         (a) the statements of estimated premium before loading and expense ratio at schedule 1 have been prepared on a prudent basis and to the best of the information, knowledge and belief

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                of the Company there exists no fact or matter which would, or is likely to, render such basis not to be prudent; and

         (b) the Contract number and "names of risk" and set out at schedule 1 are true, complete and accurate.

3.       INSOLVENCY

3.1 No order has been made, petition presented or resolution passed, or any other action taken, for the winding up of or for the appointment of a liquidator, conservator or statutory successor to the Company or in relation to any part of its business and/or assets and to the best of the Company's knowledge and belief no such order, petition, resolution or other action is pending or contemplated. No transfer of assets is being made by the Company and no obligation is being incurred by it in connection with the transactions contemplated by this agreement, the Security Fund Agreement, the Secondment Agreements or the Trust Agreement with the intent to hinder, delay, or defraud either the present or future creditors or policyholders of the Company.

3.2 SCPIE Indemnity Company has assets exceeding its liabilities (as such terms are defined by Generally Accepted Accounting Principles and statutory accounting principles applied on a consistent basis) in an amount equal to or exceeding the minimum paid-in capital and surplus as required pursuant to California Insurance Code sections 700.01 and
         700.02 and, therefore, is not insolvent.

3.3 American Healthcare Indemnity Company has assets exceeding its liabilities (as such terms are defined by Generally Accepted Accounting Principles and statutory accounting principles applied on a consistent basis) in an amount equal to or exceeding the minimum paid-in capital and surplus as required pursuant to Delaware Code Annotated title 18, section 511 and, therefore, is not insolvent.

3.4 American Healthcare Speciality Insurance Company has assets exceeding its liabilities (as such terms are defined by Generally Accepted Accounting Principles and statutory accounting principles applied on a consistent basis) in an amount equal to or exceeding minimum paid-in capital and surplus as required pursuant to Arkansas Code Annotated section 23-63-205 and, therefore, is not insolvent.

4.       LEGAL COMPLIANCE

         The Company is in compliance with all laws, rules and regulations applicable to the Company and all elements related to their respective businesses, operations and financial condition, including, but not limited to, its assets, holdings, employees and policyholders, as the case may be.

5.       FINANCIAL CONDITION

         The financial statements of the Company accurately and honestly present the Company's financial condition. Since the date of the most recent financial statements of the Company, there has been no adverse change in the Company's business, assets or condition (financial or otherwise).

6.       LITIGATION

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         There are no actions, suits or proceedings pending, threatened or contemplated against or affecting the Company or its assets, except for claims in the ordinary course of insurance business.

7.       TAXES

         The Company has paid or caused to be paid to the proper authorities when due all federal, state and local taxes applicable to it. The Company has filed with the proper authorities when due all federal, state and local tax returns applicable to it.

8.       INFORMATION

8.1      General

         To the best of the Company's knowledge and belief all written information given by, or on behalf of, the Company to the Reinsurer, its advisers or agents (including, within limitation, Milliman USA, Inc.) before or during the negotiations leading to this agreement is true, complete, accurate and not misleading.

8.2      Material Information

         All information about the Contracts known to the Company which might be material to a reinsurer of the Contracts has been disclosed to the Reinsurer in writing.

9.       OTHER AGREEMENTS

         The Company is not bound by any letter of intent, exclusivity agreement, heads of agreement or equivalent agreement relating to the Contracts or the Company.

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